EXHIBIT 10.1
EXECUTION COPY

$925,000,000

BRIDGE TERM LOAN CREDIT AGREEMENT

dated as of October 28, 2010,

among

LABORATORY CORPORATION OF AMERICA HOLDINGS,

THE LENDERS NAMED HEREIN

and

CITIBANK, N.A.,

as Administrative Agent

______________________

CITIGROUP GLOBAL MARKETS INC.
as Bookrunner and
Lead Arranger

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Schedule 2.01	Lenders and Commitments
Schedule 3.07	Subsidiaries
Schedule 9.01	Notices

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request

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BRIDGE TERM LOAN CREDIT AGREEMENT (the “Agreement”) dated as of October 28, 2010, among LABORATORY CORPORATION OF AMERICA HOLDINGS, a Delaware corporation (the “Borrower”), the Lenders (as defined in Article I) and CITIBANK, N.A. as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

In connection with the Transactions, the Borrower has requested the Lenders to extend credit in the form of Loans in an aggregate principal amount not to exceed $925,000,000.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 .  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Business” shall mean the genetic testing business of the Seller to be acquired pursuant to the Acquisition Agreement.

“Acquisition” shall mean the acquisition of the Acquired Business pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean the Asset Purchase Agreement by and among the Seller and the Borrower dated as of September 13, 2010.

“Acquisition Consideration” shall mean an aggregate amount of $925,000,000 in acquisition consideration to be paid to the Seller pursuant to the Acquisition Agreement.

“Activities” shall have the meaning assigned to such term in Section 8.02(b) of this Agreement.

“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent’s Group” shall have the meaning assigned to such term in Section 8.02(b).

“Agreement” shall mean this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates  for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or LIBO Rate respectively.

“Applicable Percentage” shall mean (a) with respect to ABR Borrowings, the percentage rate per annum which is applicable at such time as set forth below minus 100 basis points and (b) with respect to Eurodollar Borrowings, the percentage rate per annum which is applicable at such time as set forth below.

	Level I	Level II	Level III	Level IV	Level V
Days from the Closing Date	Applicable Margin (%)	Applicable Margin (%)	Applicable Margin (%)	Applicable Margin (%)	Applicable Margin (%)
0-89	1.50%	1.75%	2.00%	2.25%	2.50%
90-179	2.00%	2.25%	2.50%	2.75%	3.00%
180-269	2.50%	2.75%	3.00%	3.25%	3.50%

270-364	3.00%	3.25%	3.50%	3.75%	4.00%

Level I pricing shall apply if, on any date of determination, the Debt Rating is A or higher by S&P or is A2 or higher by Moody’s.

Level II pricing shall apply if, on any date of determination, Level I pricing does not apply and the Debt Rating is A- or higher by S&P or is A3 or higher by Moody’s.

Level III pricing shall apply if, on any date of determination, Level I and Level II pricing does not apply and the Debt Rating is BBB+ or higher by S&P or is Baa1 or higher by Moody’s.

Level IV pricing shall apply if, on any date of determination, Level I, Level II and Level III pricing does not apply and the Debt Rating is BBB or higher by S&P or is Baa2 or higher by Moody’s.

Level V pricing shall apply if, on any date of determination, Level I, Level II, Level III and Level IV pricing does not apply.

Notwithstanding the foregoing, if a Debt Rating is issued by each of S&P and Moody’s and there is a split in Debt Ratings of more than one level, the level that is the level higher than the lower Debt Rating Shall apply. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings.

“Approved Electronic Communications” means each Communication that any obligor is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any obligor to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.11 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” shall have the meaning specified in Section 9.02(a).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or managers a Lender.

“Approved Person” shall mean the persons identified by the Borrower in writing to the Administrative Agent prior to September 13, 2010.

“Assignment and Assumption” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03.

“Breakage Event” shall have the meaning assigned to such term in Section 2.14 of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

A “Change in Control” shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 9.10 of this Agreement.

“Closing Date” shall mean the date on which the Acquisition is consummated in accordance with the provisions of the Acquisition Agreement and the conditions set forth in Section 4.02 have been satisfied or waived.

“Closing Date Material Adverse Effect” shall mean any event, change or effect that is, or would reasonably be expected to be, materially adverse to the Borrower and the Acquired Business and their subsidiaries, taken as a whole (the “Combined Group”); provided, however, that any event, change or effect will not be deemed to constitute a Closing Date Material Adverse Effect and will be disregarded when determining whether a Closing Date Material Adverse Effect has occurred, to the extent arising from or directly or indirectly related to (1) general economic conditions, political conditions, financial and credit market conditions or market conditions in the industries in which the Combined Group operates; (2) the loss or departure of Business Employees, or other service providers of the Business, or the termination, reduction (or potential reduction) or any other adverse development (or potential adverse development) in the Business’ relationship with any of its customers, suppliers, distributors or other business partners, in each case as a result of the announcement or pendency of the Acquisition Agreement or the Transactions (as defined in the Acquisition Agreement as in effect on September 13, 2010); (3) failure, in and of itself, of the Business to meet sales, earnings or other financial or non-financial projections and estimates (it being understood that the facts and circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has been a Closing Date Material Adverse Effect); (4) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (5) changes or anticipated changes in any Legal Requirements applicable to the Business or applicable accounting regulations or principles or the interpretation thereof; or (6) compliance by Seller or any of its Affiliates with the Acquisition Agreement, or compliance by Seller or its Affiliates with a request by Borrower (with the consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed) that Seller or any of its Affiliates take an action (or refrain from taking an action) to the extent such action or inaction is in compliance with such request or actions taken by Seller or its Affiliates with the consent of Borrower and the Administrative

Agent; provided, further, that in the case of clauses (1) and (5) above, the events, changes or effects described therein will not be deemed to constitute a Closing Date Material Adverse Effect and will be disregarded when determining whether a Closing Date Material Adverse Effect has occurred only to the extent they do not disproportionately affect the Combined Group as compared to competitors of the Combined Group.  Capitalized terms used in this definition and not otherwise defined herein, and the term “Affiliate”, shall have the meaning specified in the Acquisition Agreement as in effect on the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, with respect to any Lender, such Lender’s Commitment as set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased form time to time pursuant to assignments by or to such Lender pursuant to Section 9.05.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a) of this Agreement.

“Commitment Letter” shall mean the Commitment Letter dated September 13, 2010, between the Borrower and Citigroup Global Markets, Inc., as amended, supplemented or otherwise modified from time to time.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any obligor or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Confidential Information” shall have the meaning assigned to such term in Section 9.17 of this Agreement.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated September, 2010.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense net of interest income for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) any extraordinary charges and all non-cash write-offs and write-downs of amortizable and depreciable items for such period, and minus (b) without duplication, to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the interest expense (including (a) imputed interest expense in respect of Capital Lease Obligations and (b) the amortization of original issue discount in connection with the Subordinated Notes and other Indebtedness issued with original issue discount) of the Borrower and the Subsidiaries for such period, net of interest income, in each case determined on a consolidated basis in accordance with GAAP.  For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” shall mean, as of any date, the amount of total assets as shown on the consolidated balance sheet of the Borrower for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b), prepared in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debt Rating” shall mean, as of any date of determination, the rating as determined by S&P or Moody’s, as the case may be, of the Borrower’s long-term senior unsecured non-credit enhanced debt.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Disposition” shall mean, with respect to any person, (a) the sale, transfer or other disposition (including any sale and leaseback transaction by such person) of any Property (including any equity interests owned by such person, or any notes or accounts receivable or any rights and claims associated therewith) of such person (or the granting of any option or other right to do any of the foregoing) and (b) any issuance of Equity Interests by the Subsidiary of such person.

“dollars” or “$” shall mean lawful money of the United States of America.

“Duration Fee” shall have the meaning assigned to such term in Section 2.05(c) of this Agreement.

“Effective Date” shall mean the date this Agreement becomes effective in accordance with Section 4.01.

“Effective Date Specified Representations” shall mean each of the representations set forth in Article III other than the representations set forth in Sections 3.05, 3.06 and 3.11.

“Eligible Assignee” shall mean (x) any Approved Person and (y) any commercial bank, insurance company, investment or mutual fund or other entity (but not any natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933 as amended) that extends credit or invests in bank loans as one of its businesses; provided that (a) neither the Borrower nor any of its Affiliates shall be an Eligible Assignee and (b) unless an Event of Default has occurred and is continuing, any proposed assignee must have total assets in excess of $500,000,000 to be considered an Eligible Assignee.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments or injunctions issued, promulgated or entered into by any Governmental Authority, relating to the environment, the preservation or reclamation of natural resources, the management or release of Hazardous Materials or to the effect of the environment on human health and safety.

“Environmental Liability” shall mean liabilities, obligations, claims, actions, suits, judgments or orders under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to (a) any action to address the on- or off-site presence, release of, or exposure to, Hazardous Materials, (b) permitting and licensing, governmental administrative oversight and financial assurance requirements, (c) any personal injury (including death), any property damage (real or personal) or natural resource damage and (d) the violation of any Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations; provided that the Subordinated Notes are deemed not to constitute Equity Interests of the Borrower.

“Equity Issuance” shall mean any issuance by the Borrower of any Equity Interest in a public offering or private placement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section

303 or 304 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, within the meaning of Section 305 of ERISA; or (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, franchise or similar taxes imposed on (or measured by) its net income by the United States of America, the jurisdiction under the laws of which such recipient is organized or in which its principal office is located (or, in the case of any Lender, in which its applicable lending office is located), or, in the case of a jurisdiction that imposes taxes on the basis of management or control or other concept or principle of residence, the jurisdiction in which such recipient is so resident, (b) Taxes imposed by reason of any present or former connection between such person and the jurisdiction imposing such Taxes, other than solely as a result of the execution and delivery of this Agreement, the making of any Loans hereunder or the performance of any action provided for hereunder, (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (d) in the case of a Foreign Lender (other than as an assignee pursuant to a request by the Borrower under Section 2.19(a)), any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.18(e).

“Existing Credit Agreement” shall mean the Credit Agreement dated as of October 26, 2007, as amended, among the Borrower, the lenders from time to time party thereto, and Credit Suisse, as administrative agent.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated September 13, 2010, between the Borrower and Citigroup Global Markets, Inc., as amended, supplemented or otherwise modified from time to time.

“Fees” shall mean the Commitment Fees, the Duration Fees and any other fees set forth in the Fee Letter.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.05(j).

“Guarantee” of or by any person (the “guarantor”) shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness  of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” shall mean (a) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations of such person, (h) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances and (j) all obligations of such person to make contingent cash payments in respect of any acquisition, to the extent such obligations are or are required to be shown as liabilities on the balance sheet of such person in accordance with GAAP.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan Borrowing, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration, been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lender Appointment Period” shall have the meaning assigned to such term in Section 8.06 of this Agreement.

“Lenders” shall mean (a) the persons listed on Schedule 2.01 and (b) any person that has become a party hereto pursuant to an Assignment and Assumption (in each case, other than any such person that has ceased to be a party hereto pursuant to an Assignment and Assumption).

“Leverage Ratio” shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.  Solely for purposes of this definition, if at the time of any determination of the Leverage Ratio an Acquisition shall have been completed during the relevant period, the Consolidated EBITDA for such period shall be reformulated on a pro forma basis to give effect to such Acquisition as if it had occurred on the first day of such period.  For purposes of the foregoing, all pro forma adjustments shall be (a) only those required or permitted by Regulation S-X of the Securities Act of 1933 or otherwise based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (b) certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the

Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which dollar deposits of $10,000,000 are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans” shall mean the Loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a materially adverse effect on the financial condition, results of operations or business of the Borrower and the Subsidiaries, taken as a whole.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” shall mean at any time any Subsidiary, except Subsidiaries which, if aggregated and considered as a single Subsidiary, would not meet the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

“Maturity Date” shall mean the date that is 364 days after the Closing Date.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.10 of this Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) in connection with any Specified Asset Sale or any Property Loss Event, the proceeds thereof received by the Borrower or any Subsidiary in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Specified Asset Sale or Property Loss Event and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); provided that in the case of the proceeds of a Property Loss Event only, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent prior to receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 180 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used prior to the end of such 180-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds and provided further that no proceeds of any Specified Asset Sale shall constitute Net Cash Proceeds except to the extent in excess of $50,000,000 in the aggregate for all Specified Asset Sales; and (b) in connection with any Equity Issuance or any Specified Debt Incurrence, the cash proceeds received by the Borrower or any Subsidiary from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the

Code or Section 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” shall mean any Specified Asset Sale, any Property Loss Event, any Specified Debt Incurrence or any Equity Issuance.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Property” of a person shall mean any and all property, whether real, personal, tangible, intangible, or mixed, of such person, or other assets owned, leased or operated by such person.

“Property Loss Event” shall mean any loss of or damage to property or assets of, or any taking of the property or assets of, the Borrower or its Subsidiaries, for which such person receives insurance proceeds or other compensation.

“Register” shall have the meaning assigned to such term in Section 9.05(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Required Lenders” shall mean, at any time, not fewer than two Lenders having Commitments representing at least a majority of the sum of the total aggregate Commitments at such time (or, if the Commitments have terminated, Loans representing at least a majority of the aggregate principal amount of Loans outstanding at such time).

“Restricted Payment” shall mean (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, other than a payment to the extent consisting of Equity Interests of equal or junior ranking, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Borrower or any Subsidiary.  It is understood that the withholding of shares, and the payment of cash to the Internal Revenue Service in an amount not to exceed the value of the withheld shares, by the Borrower in connection with any of its stock incentive plans shall not constitute Restricted Payments.

“S&P” shall mean Standard & Poor’s Ratings Service.

“Seller” shall mean Genzyme Corporation, a Massachusetts corporation.

“Senior Notes” shall mean up to $925,000,000 senior unsecured notes of the Borrower or its affiliates.

“SPC” shall have the meaning assigned to such term in Section 9.05(j).

“Specified Asset Sale” shall mean any Disposition by the Borrower or any Subsidiary other than a Disposition, as defined in clause (a) of the definition thereof, in the ordinary course of business.

“Specified Debt Incurrence” shall mean (i) the issuance of Senior Notes or (ii) any other incurrence of Indebtedness for borrowed money of the type referred to in clauses (a), (b) or (f) (to the extent guaranteeing the Indebtedness incurred in clauses (a) or (b)) of the definition thereof by the Borrower or any Subsidiary other than, in the case of clause (ii), (x) Indebtedness incurred by the Borrower or any of its Subsidiaries in an aggregate amount (together with all other Indebtedness incurred pursuant to this clause (x)) not to exceed $50,000,000 and (y) amounts incurred or outstanding under the Existing Credit Agreement.

“Specified Representations” shall mean the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.09 and 3.10

“Subordinated Notes” shall mean the Borrower’s zero coupon subordinated Liquid Yield Option Notes due 2021 (LYONS) and Zero Coupon Convertible Subordinated Notes due 2021, in an aggregate principal amount at maturity of $741,348,000, and any other Indebtedness subordinated to the Loans that refinances all or any portion of such notes or for which all or any portion of such notes are exchanged.

“Subordinated Note Documents” shall mean the indenture under which the Subordinated Notes were issued and all other instruments, agreements and other documents evidencing or governing the Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Total Debt” shall mean, at any time, the total Indebtedness of the Borrower and the Subsidiaries at such time (excluding Indebtedness of the type described in clause (h) of the definition of such term, except to the extent of any unreimbursed drawings thereunder).

“Transactions” shall mean (i) the Acquisition, including the payment of the Acquisition Consideration, (ii) the execution, delivery and performance of this Agreement, (iii) the issuance of the Senior Notes, and, to the extent the Borrower is unable to issue the Senior Notes on or prior to the date the Acquisition is consummated, the funding of the Loans and the application of the proceeds thereof and (iv) payment of the transaction costs in connection with the foregoing.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the LIBO Rate and the Alternate Base Rate.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 .  Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend

Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03 .  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

ARTICLE II

The Credits

SECTION 2.01 .  Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan in a single drawing on the Closing Date in a principal amount not to exceed the amount of its Commitment.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02 .  Loans.  (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $10,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.08 and 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time, provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 15 Eurodollar Borrowings outstanding hereunder at any time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the Borrower and designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Closing Date in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 .  Borrowing Procedure.  In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the Closing Date, and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Closing Date.  Each Borrowing Request shall be irrevocable, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit C or such other form as shall be acceptable to the Administrative Agent and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day that is the Closing Date); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04 .  Evidence of Debt; Repayment of Loans.  (a) The Borrower hereby unconditionally promises to pay on the Maturity Date to the Administrative Agent for the account of each Lender the unpaid principal amount of all Loans, together with all accrued and unpaid interest.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower.  Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.05) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05 .  Fees. (a) The Borrower agrees to pay to the Administrative Agent, the fees separately agreed to in the Fee Letter (the “Administrative Agent Fees”) on the dates set forth in and for application in accordance with the Fee Letter.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at 0.25% per annum on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the earlier to occur of (i)

the termination of the Commitments hereunder and (ii) the Closing Date and shall be payable on such earlier date.  The Commitment Fees shall be computed based on the actual number of days elapsed (including the first day, but excluding the last day) in a year of 360 days.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a duration fee (the “Duration Fee”) in an amount equal to (i) 0.75% of the aggregate principal amount of the Loans outstanding on the date which is 90 days after the Closing Date, due and payable on such 90th day (or if such day is not a Business Day, the next Business Day); (ii) 1.25% of the aggregate principal amount of the Loans outstanding on the date which is 180 days after the Closing Date, due and payable on such 180th day (or if such day is not a Business Day, the next Business Day); and (iii) 1.75% of the aggregate principal amount of the Loans outstanding on the date which is 270 days after the Closing Date, due and payable on such 270th day (or if such day is not a Business Day, the next Business Day).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Administrative Agent Fees shall be paid directly to the Administrative Agent for application in accordance with the Fee Letter.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 .  Interest on Loans.  (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate in effect plus the Applicable Percentage from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) over a year of 360 days) at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement; provided that (i) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  The applicable Alternate Base Rate or LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07 .  Default Interest.  If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the Alternate Base Rate plus 2.00%.

SECTION 2.08 .  Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that reasonable means do not exist for ascertaining the LIBO Rate, or the Administrative Agent shall have been informed by the Required Lenders that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Required Lenders (or such Lender) of making or maintaining their or its Eurodollar Loan during such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice thereof to the Borrower and the Lenders.  In the event of any such notice, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09 .  Termination and Reduction of Commitments.  (a) The Commitments shall automatically terminate upon the making of the Loans on the Closing Date. In addition, the Commitments shall automatically terminate in the event that the Closing Date does not occur on or before the earlier of (1) 5:00 p.m., New York City time on June 13, 2011 or (2) the date on which the Acquisition Agreement terminates or the Borrower publicly announces its intention not to proceed with the Acquisition.

(b) Upon at least three Business Days’ prior irrevocable written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $10,000,000.

(c) If Net Cash Proceeds from any Prepayment Event are received on or prior to the Closing Date (but prior to the funding of the Loans hereunder), the Commitments shall automatically be reduced in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds immediately upon the receipt thereof.  The Borrower shall notify the Administrative Agent of the occurrence of any Prepayment Event at least two

Business Days (or such shorter period as the Administrative Agent may agree) prior to the receipt of Net Cash Proceeds with respect to such Prepayment Event and such notice shall be accompanied by a reasonably detailed calculation of the amount of such Net Cash Proceeds.

(d) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

SECTION 2.10 .  Conversion and Continuation of Borrowings.  The Borrower shall have the right at any time upon prior irrevocable written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent (a) not later than 11:00 a.m., New York City time, on the day of conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 11:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 11:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.14;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurodollar Borrowing that would end later than the Maturity Date; and

(viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan and, unless repaid, each Eurodollar Borrowing shall be converted into an ABR Borrowing at the end of the Interest Period applicable thereto.

Each notice pursuant to this Section 2.10 shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto.  If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing.  If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.11 .  Optional and Mandatory Prepayment.  (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) in the case of Eurodollar Loans, or written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) on the day of prepayment in the case of ABR Loans, to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000.

(b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein.

(c) If Net Cash Proceeds from any Prepayment Event are received on or after the Closing Date (and after the funding of the Loans hereunder), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The Borrower shall effect such prepayment within 5 Business Days of receipt of such Net Cash Proceeds.  The Borrower shall notify the Administrative Agent of the occurrence of any Prepayment Event at least three Business Days prior to the date of such prepayment (or such shorter period as the Administrative Agent may agree) and such notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds thereof.

(d) All prepayments under this Section 2.11 shall be subject to Section 2.14 but otherwise without premium or penalty.  All prepayments under this Section 2.11 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment and shall be applied ratably among the Lenders in accordance with their respective Loans.

SECTION 2.12 .  Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 15 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances could reasonably be expected to result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period.  The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.13 .  Change in Legality.  (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.13, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.14 .  Break Funding.  The Borrower shall compensate each Lender for any loss or expense that such Lender may sustain or incur as a consequence of (a) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (b) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor or (c) the failure of the Borrower to borrow, convert, continue or prepay any Eurodollar Loan made or to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) after notice of such borrowing, conversion, continuation or prepayment shall have been given by the Borrower hereunder (any of the events referred to in this sentence being called a “Breakage Event”).  In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount due within 15 days of the receipt of any such certificate.

SECTION 2.15 . Pro Rata Treatment.  Except as required under Section 2.13, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees and the Duration Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.16 .  Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.16 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.17 .  Payments.  (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim.  Each such payment shall be made to the Administrative Agent at its offices at Building #3, 1615 Brett Road, New Castle, DE 19720, Attn:  Bank Loans Syndications Department, with a copy to: GLAgentOfficeOps@citi.com or as otherwise instructed by the Administrative Agent.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due.  In such event, if the Borrower does not in fact make such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

SECTION 2.18 .  Taxes.  (a) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii)

the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes not paid pursuant to Section 2.18(a)(iii) to the relevant Governmental Authority in accordance with applicable law.  As of the Effective Date, each Foreign Lender intends to make Loans hereunder out of an office located in the United States of America or out of an office so that such Loans would not be subject to Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be obligated to make a payment pursuant to this Section 2.18 in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes, if (i) such penalties, interest and other liabilities are attributable to the failure of the Administrative Agent or such Lender, as the case may be, to pay amounts paid to the Administrative Agent or such Lender by the Borrower (for Indemnified Taxes or Other Taxes) to the appropriate taxing authority in a timely manner after receipt of such payment from the Borrower or (ii) such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender, as the case may be.  After the Administrative Agent or a Lender learns of the imposition of Indemnified Taxes or Other Taxes, such person will act in good faith to promptly notify the Borrower of its obligations hereunder.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law and reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.  Without limiting the generality of the foregoing, if so applicable, each Foreign Lender, before it signs and delivers this Agreement if listed on the signature pages hereof and before it becomes a Lender in the case of each other Foreign Lender, and from time to time thereafter, before the date any such form expires or becomes obsolete or invalid, shall provide the Borrower and the Administrative Agent with Internal Revenue Service form W-8BEN or W-8ECI (or other appropriate or successor form prescribed by the Internal Revenue Service) in duplicate, certifying that such Foreign Lender is entitled to benefits under the Code or under an income tax treaty to which the United States of America is a party which exempts the Foreign Lender from U.S. withholding tax on payments of interest for the account of such Foreign Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct by such Foreign Lender of a trade or business in the United States of America and exempt from United States withholding tax.

(f) If the Administrative Agent or a Lender determines that it has received a refund or credit in respect of and specifically associated with any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts, it shall promptly notify the Borrower of such refund or credit and shall within 15 days from the date of receipt of such refund or benefit of such credit pay over the amount of such refund or benefit of such credit (including any interest paid or credited by the relevant taxing authority or Governmental Authority with respect to such refund or credit) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the Indemnified Taxes or Other Taxes giving rise to such refund of credit), net of all out-of-pocket expenses of such person.  If the Administrative Agent or a Lender shall become aware that it is entitled to receive a refund or credit in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts, it shall promptly notify the Borrower of the availability of such refund or credit and shall, within 15 days after receipt of a request for such by the Borrower (whether as a result of notification that it has made of such to the Borrower or otherwise), make a claim to such taxing authority or Governmental Authority for such refund or credit and contest such Indemnified Taxes, Other Taxes or liabilities if (i) such Lender or the Administrative Agent determines, in its sole discretion, that it would not be materially disadvantaged or prejudiced as a result of such contest (it being understood that the mere existence of fees, charges, costs or expenses that the Borrower has offered to and agreed to pay on behalf of a Lender or the Administrative Agent shall not be deemed to be materially disadvantageous to such person) and (ii) the Borrower furnishes, upon request of the Lender or the Administrative Agent, an opinion of reputable tax counsel (such opinion and such counsel to be acceptable to such Lender or the Administrative Agent) to the effect that such Indemnified Taxes or Other Taxes were wrongfully or illegally imposed.

(g) Indemnification of the Administrative Agent.  Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to the Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not the Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of the payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to the Lender hereunder against any amount due to the Administrative Agent under this paragraph (g).  The agreements in this paragraph (g) shall survive the resignation and/or replacement of the Administrative Agent.

SECTION 2.19 .  Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.  (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.13, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.18 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of this Agreement requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.05(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of this Agreement (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (z) the Borrower or such Eligible Assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.12 and Section 2.14); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.12 or notice under Section 2.13 or the amounts paid pursuant to Section 2.18, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.13, or cease to result in amounts being payable under Section 2.18, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.12 in respect of such circumstances or event or shall withdraw its notice under Section 2.13 or shall waive its right to further payments under Section 2.18 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(a).

(b) If (i) any Lender shall request compensation under Section 2.12, (ii) any Lender delivers a notice described in Section 2.13 or (iii) the Borrower is required to pay any additional amount or indemnity payment to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.18, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.12 or enable it to withdraw its notice pursuant to Section 2.13 or would reduce amounts payable pursuant to Section 2.18, as the case may be, in the future.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and each of the Lenders on the Effective Date (solely with respect to Effective Date Specified Representations) and on the Closing Date that:

SECTION 3.01 .  Organization; Powers.  The Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 .  Authorization.  The execution, delivery and performance by  the Borrower of this Agreement and the transactions contemplated hereby (including the Borrowings hereunder) (a) are within the Borrower’s corporate powers and have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) the Acquisition Agreement or any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, the effect of which could reasonably be expected to result in a Material Adverse Effect, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, the effect of which could reasonably be expected to result in a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary.

SECTION 3.03 .  Enforceability.  This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04 .  Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for such as have been made or obtained and are in full force and effect.

SECTION 3.05 .  Financial Statements.  The financial statements delivered on or prior to the Closing Date pursuant to Section 4.02(f) present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries or the Acquired Business, as applicable, as of the dates and for the periods referred to therein in accordance with GAAP, subject to (x) normal year-end audit adjustments, (y) in the case of the statements referred to in Section 4.02(f)(ii) and (iv), the absence of footnotes and (z) in the case of the financial statements referred to in Section 4.02(f)(ii), the qualifications set forth on Schedule 5.5 to the Acquisition Agreement.

SECTION 3.06 .  No Material Adverse Change.  As of the Closing Date, since December 31, 2009, there has been no Closing Date Material Adverse Effect.

SECTION 3.07 .  Subsidiaries.  Schedule 3.07 sets forth as of the Effective Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein.

SECTION 3.08 .  Litigation; Compliance with Laws.  (a) There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve this Agreement or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of the Borrower or any of the Subsidiaries is in violation of any law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 .  Federal Reserve Regulations.  (a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.10 .  Investment Company Act.  None of the Borrower or any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11 .  Use of Proceeds.  The Borrower will use the proceeds of the Loans to pay the Acquisition Consideration and to pay fees and expenses incurred in connection with the Acquisition.

SECTION 3.12 .  Tax Returns.  Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13 .  No Material Misstatements.  (i) All written information (including the Confidential Information Memorandum) and oral information provided in Lender meetings and due diligence sessions held in connection with the syndication of this Agreement, other than Projections (as defined below), that has been or will hereafter be made available to the Administrative Agent, any Lender or any potential Lender by the Borrower or any of its Related Parties in connection with the transactions contemplated hereby (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be made available to the Administrative Agent, any Lender or any potential Lender by the Borrower or any of its Related Parties (the “Projections”) have been or will be prepared in good faith based upon assumptions that were believed by the Borrower to be reasonable as of the date of the preparation of such Projections and as of the date such Projections are made available to the Administrative Agent (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the Projections will be realized).

SECTION 3.14 .  Employee Benefit Plans.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA

Events, could reasonably be expected to result in a Material Adverse Effect.  The accumulated benefit obligations (as defined in Statement of Financial Accounting Standards No. 87) under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $75,000,000 the fair market value of the assets of all such Plans.

SECTION 3.15 .  Environmental Matters.  Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) is subject to any Environmental Liability, (c) has received written notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability of the Borrower or the Subsidiaries.

SECTION 3.16 .  Senior Indebtedness.  The Loans and other obligations hereunder constitute “Senior Indebtedness” under and as defined in the Subordinated Note Documents.

ARTICLE IV

Conditions of Lending

SECTION 4.01 .  Effectiveness.  This Agreement shall not become effective unless and until the conditions set forth below have been satisfied:

(a) The Effective Date Specified Representations shall be true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(b) On the Effective Date, no Event of Default or Default shall have occurred and be continuing.

(c) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(d) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion in customary form of each of (i) F. Samuel Eberts, Chief  Legal Officer of the Borrower, and (ii) Hogan Lovells US LLP, special counsel for the Borrower, each (A) dated the Effective Date, (B) addressed to the Administrative Agent and the Lenders, and (C) covering such matters relating to this Agreement and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.

(e) The Administrative Agent shall have received (i) a copy of the certificate of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the State of Delaware, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation of the Borrower has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Borrower; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(f) Payment of Fees.  The Lenders and the Administrative Agent shall have received all fees and expenses required to be paid on or prior to the Effective Date (including pursuant to the Commitment Letter and the Fee Letter) and shall otherwise be in compliance with the terms of the Commitment Letter and the Fee Letter.

(g) USA PATRIOT Act.  The Lenders shall have received, to the extent requested by the Lenders at least 5 Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 4.02 .  Conditions Precedent to the Loans on the Closing Date.  The Lenders shall not be required to make any Loan unless the Effective Date shall have occurred on or prior to October 28, 2010 and the following additional conditions precedent shall have been satisfied prior to the termination of the Commitments pursuant to Section 2.09:

(a) Payment of Fees.  The Lenders and the Administrative Agent shall have received all fees and expenses required to be paid on or prior to the Closing Date (including pursuant to the Commitment Letter and the Fee Letter) and shall otherwise be in compliance with the terms of the Commitment Letter and the Fee Letter.

(b) Defaults.  No Event of Default or Default shall have occurred and is continuing or would result from such Loan being requested or made.

(c) Representations and Warranties.  The representations and warranties set forth in Article III shall be true and correct in all material respects on and as of the Closing Date giving effect to the Transactions on such date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; provided that the only representations and warranties relating to the Acquired Business and its Subsidiaries the accuracy of which shall be a condition precedent to the Closing Date shall be (i) the Specified Representations and (ii) such of the representations and warranties made by the Acquired Business or the Seller in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent the Borrower (or its Affiliates) has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.

(d) Borrowing Request.  A Borrowing Request shall have been properly submitted.  Such Borrowing Request shall constitute a representation and warranty by the Borrower that the conditions contained in this Section 4.02 have been satisfied.

(e) Consummation of Acquisition.  The Acquisition and the other Transactions shall be consummated on or prior to the Drop-Dead Date (as defined in the Acquisition Agreement as in effect on September 13, 2010 (and as such date may be extended pursuant to the terms of the Acquisition Agreement as in effect on such date)) simultaneously (or substantially simultaneously or concurrently) with the funding of the Loans in accordance with applicable law and on the terms described herein and in the Acquisition Agreement.  The Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Administrative Agent, the Lenders or the Borrower without the Administrative Agent’s prior written consent, it being understood and agreed that any material change to the transaction structure, any material increase in the consideration for the Acquisition or any decrease in the consideration for the Acquisition (other than a decrease that (x) is less than 10% of the aggregate consideration for the Acquisition on September 13, 2010 and (y) is applied dollar for dollar to reduce the Commitments) shall be deemed to be materially adverse to the Lenders.

(f) Financial Statements.  The Administrative Agent shall have received (i) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the 2007, 2008, and 2009 fiscal years (and, to the extent available, the related unaudited consolidating financial statements), (ii) the unaudited consolidated balance sheet of the Acquired Business as of December 31, 2009 and December 31, 2008, and the related unaudited consolidated statement of operations of the Acquired Business for the fiscal year then ended and the unaudited statement of income of the Acquired Business for the six months then ended, (iii) to the extent actually received by the Borrower pursuant to the Acquisition Agreement, the audited consolidated balance sheet of the Acquired Business as of December 31, 2009 and December 31, 2008, and the related audited consolidated statements of income and cash flow of the Acquired Business for the fiscal year then ended, and (iv) GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter ended at least 30 days before the Closing Date.

(g) Pro Forma Balance Sheet.  The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to Section 4.02(f) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(h) Consolidated Leverage Ratio.  On the Closing Date and giving pro forma effect to the Transactions, the Leverage Ratio shall not exceed 2.5 to 1.0.

(i) Solvency Certificate.  The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

(j) Government Approvals.  All requisite governmental authorities and material third parties shall have approved or consented to the execution, delivery and performance of the documentation relating to this Agreement to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action commenced or otherwise pending that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on this Agreement.

(k) Ratings Condition.  As of the Closing Date, the Borrower shall have received a long-term senior unsecured non-credit enhanced debt rating of BBB- or higher from S&P and Baa3 or higher from Moody’s.

(l) No Closing Date Material Adverse Effect.  Since December 31, 2009 there shall not have been a Closing Date Material Adverse Effect.

(m) Officer’s Certificate.  Receipt by the Administrative Agent of a certificate of a Financial Officer of the Borrower certifying as to the matters set forth in paragraphs (b), (c), (e), (h), (j) and (l) of this Section 4.02.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable hereunder shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01 .  Existence; Businesses and Properties.  (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04(b).

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect its rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names, and comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, in each case except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.02 .  Insurance.  Maintain with responsible and reputable insurance companies insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations.

SECTION 5.03 .  Obligations and Taxes.  Pay its Indebtedness and other obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04 .  Financial Statements, Reports, etc.  In the case of the Borrower, furnish to the Administrative Agent and each Lender:

(a) within 105 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the close of and for such fiscal year, together with comparative figures for the immediately preceding fiscal year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the close of and for such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or

Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.07 and 6.08 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.02(f) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(e) promptly after the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any “management letter” received by any such person from its certified public accountants and the management’s response thereto;

(f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request;

(g) promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 5.05 .  Litigation and Other Notices.  In the case of the Borrower, furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) any change in the rating by S&P or Moody’s of the Debt Ratings; and

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 .  Maintaining Records; Access to Properties and Inspections.  Keep books of record and account in conformity with GAAP and all requirements of law in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor.

SECTION 5.07 .  Use of Proceeds.  Use the proceeds of the Loans only to pay the Acquisition Consideration and to pay fees and expenses incurred in connection with the Acquisition.  In no event shall any part of the proceeds of any Loan be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable hereunder have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:

SECTION 6.01 .  Subsidiary Indebtedness.  With respect to the Subsidiaries, incur, create, issue, assume or permit to exist any Indebtedness or preferred stock, except:

(a) Indebtedness or preferred stock existing on the date hereof and having an aggregate principal amount (or, in the case of preferred stock, an aggregate liquidation preference) of less than $25,000,000 in the aggregate and, in the case of any such Indebtedness, any extensions, renewals or replacements thereof to the extent the principal amount of such Indebtedness is not increased, and such Indebtedness, if subordinated to the Loans, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(b) Indebtedness created or existing hereunder;

(c) intercompany Indebtedness or preferred stock to the extent owing to or held by the Borrower or another Subsidiary;

(d) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e) and then outstanding and all Indebtedness incurred pursuant to Section 6.01(f) and then outstanding, shall not exceed at the time of incurrence the greater of (x) $170,000,000 and (y) 5% of Consolidated Total Assets;

(e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d) and then outstanding and Section 6.01(f) and then outstanding, not to exceed at the time of incurrence the greater of (x) $170,000,000 and (y) 5% of Consolidated Total Assets;

(f) Indebtedness of any person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such person becomes a Subsidiary and is not created in contemplation of or in connection with such person becoming a Subsidiary, (ii) immediately before and after such person becomes a Subsidiary, no Event of Default or Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this clause (f), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d) and then outstanding and all Capital Lease Obligations incurred pursuant to Section 6.01(e) and then outstanding, shall not exceed at the time of incurrence the greater of (x) $170,000,000 and (y) 5% of Consolidated Total Assets;

(g) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business; and

(h) additional Indebtedness (including attributable Indebtedness in respect of sale-leaseback transactions) or preferred stock of the Subsidiaries to the extent not otherwise permitted by the foregoing clauses of this Section 6.01 in an aggregate principal amount (or, in the case of preferred stock, with an aggregate liquidation preference), when combined (without duplication) with the amount of obligations of the Borrower and its Subsidiaries secured by Liens pursuant to Section 6.02(j) and then outstanding, not to exceed at the time of incurrence the greater of (x) $170,000,000 and (y) 5% of Consolidated Total Assets.

SECTION 6.02 .  Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and encumbering property or assets with a fair market value, and securing obligations having an aggregate principal amount, in each case less than $25,000,000 in the aggregate; provided that (x) such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder and (y) such Liens shall not apply to any other property or assets of the Borrower or any of the Subsidiaries;

(b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof permitted hereunder;

(c) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or which are being contested in compliance with Section 5.03;

(e) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case  in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(h) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness not prohibited by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(i) Liens in respect of judgments that do not constitute an Event of Default; and

(j) Liens not otherwise permitted by the foregoing clauses of this Section 6.02 securing obligations otherwise permitted by this Agreement in an aggregate principal and face amount, when combined (without duplication) with the amount of Indebtedness or preferred stock of Subsidiaries incurred pursuant to Section 6.01(h) and then outstanding, not to exceed at the time of incurrence the greater of (x) $170,000,000 and (y) 5% of Consolidated Total Assets.

SECTION 6.03 .  Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.04(b) and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, respectively.

SECTION 6.04 .  Mergers, Consolidations and Acquisitions.  (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower, or liquidate or dissolve, except that, subject to clause (b), if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (i) any person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any person, other than the Borrower, may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

(b) Other than the Acquisition, the Borrower shall not, nor shall it permit any of its Subsidiaries to, (i) acquire (by merger, joint venture or otherwise) all or a majority of the Equity Interests (with ordinary voting power), or all or substantially all of the assets, or any property or assets constituting a business unit, of any other person or (ii) make investments in any other person (other the Borrower and its Subsidiaries) by acquiring less than a majority of the Equity Interests (with ordinary voting power) of such person (excluding any investments made in connection with the Borrower’s and any Subsidiary’s normal cash management activities) if the consideration paid in respect of all such acquisitions or investments since the Closing Date would exceed $300,000,000 in the aggregate.

SECTION 6.05 .  Restricted Payments.  Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise); provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to holders of Equity Interests in it, (ii) the Borrower may declare and pay ordinary cash dividends economically equivalent (on a per share basis giving effect to the Acquisition) to the ordinary cash dividends historically paid by the Borrower and (iii) prior to the Closing Date, the Borrower may repurchase its common stock pursuant to its stock repurchase program as in effect on the date hereof.

SECTION 6.06 .  Business of Borrower and Subsidiaries.  Engage to any material extent in any business or business activity other than businesses of the type currently conducted by the Borrower and the Subsidiaries and business activities reasonably related thereto.

SECTION 6.07 .  Interest Coverage Ratio.  Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, to be less than 5.0 to 1.0.

SECTION 6.08 .  Maximum Leverage Ratio.  Permit the Leverage Ratio on the last day of any period of four consecutive fiscal quarters, in each case taken as one accounting period, to be greater than 2.5 to 1.0.

SECTION 6.09 .  Hedging Agreements.  Enter into any Hedging Agreement other than non-speculative Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or a Subsidiary is exposed in the ordinary course of the conduct of its business or the management of its liabilities.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with this Agreement or the Borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to this Agreement, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under this Agreement, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), Section 5.07 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in this Agreement (other than those specified in paragraphs (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the

Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) (i) the Borrower or any Material Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) any other event or condition occurs (after giving effect to any applicable grace period) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or a Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or a Material Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an amount in excess of $50,000,000 individually or $75,000,000 in the aggregate shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment; provided, however, that any such judgment shall not be an Event of Default under this paragraph (i) if and for so long as (i) the entire amount of such judgment in excess of $50,000,000 individually or $75,000,000 in the aggregate is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of the amount of such judgment;

(j) one or more ERISA Events shall have occurred that results in liability of the Borrower and its ERISA Affiliates exceeding $50,000,000 individually or $75,000,000 in the aggregate; or

(k) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained hereinto the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 .  Appointment and Authority.  Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  Except with respect to the Borrower’s consent right under Section 8.06, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other obligor shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02 .  Administrative Agent Individually.  (a) The person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Administrative Agent hereunder in its individual capacity.  Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the person serving as Administrative Agent, acting in its individual capacity, and it and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02(b) as “Activities”) and may engage in the Activities with or on behalf of one or more of the obligors or their respective Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the obligors and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another obligor or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the obligors or their Affiliates.  Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the obligors or their Affiliates (including information concerning the ability of the obligors to perform their respective obligations hereunder) which information may not be available to any of the Lenders that are not members of the Agent’s Group.  None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, or be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any Affiliate of the Borrower) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required hereby to be transmitted by the Administrative Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder).  Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender.  None of (i) this Agreement, (ii)

the receipt by the Agent’s Group of information (including Confidential Information) concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrower or its Affiliates) or for its own account.

SECTION 8.03 .  Duties of Administrative Agent; Exculpatory Provisions.  (a) The Administrative Agent’s duties hereunder are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to this Agreement or applicable law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.09) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or the Confidential Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or (iv) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative

Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 8.04 .  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 .  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.06 (as though such sub-agents were the “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto.

SECTION 8.06 .  Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required where an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice.  Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.06 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.07 .  Non-Reliance on Administrative Agent and Other Lenders.  (a) Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and (z) in taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of the Confidential Information Memorandum and any other information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

SECTION 8.08 .  No Other Duties.  Anything herein to the contrary notwithstanding, none of the persons acting as “Bookrunners” or “Arrangers” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01   Notices.  (a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i) if to the Borrower, to it at 358 South Main Street, Burlington, NC 27215,  Attention of William B. Hayes  (Telecopy No. (336) 227-9410);

(ii) if to the Administrative Agent, to Building #3, 1615 Brett Road, New Castle, DE 19720, Attn:  Bank Loans Syndications Department, Fax: (212) 994-0961, with a copy to:  GLAgentOfficeOps@citi.com; and

(iii) if to a Lender, to it at its address (or telecopy number) set forth on Schedule 9.01 or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b) All notices, demands, requests, consents and other communications described in clause (a)  shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of person being notified (regardless of whether any such person must accomplish, and whether or not any such person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article VIII shall not be effective until received by the Administrative Agent.

(c)           Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the obligors shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower.  Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any obligor in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

SECTION 9.02   Posting of Approved Electronic Communications.  (a)  Each of the Lenders and each obligor agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each obligor acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each obligor hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)           THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d)           Each of the Lenders and each obligor agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 9.03 .  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not been terminated.  The provisions of Sections 2.12, 2.14, 2.18 and 9.06 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or any Lender.

SECTION 9.04 .  Binding Effect.  This Agreement shall become effective when (x) it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto and (y) the other conditions to effectiveness set forth in Section 4.01 shall have been satisfied or waived.

SECTION 9.05 .  Successors and Assigns.  (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Prior to the Closing Date, each Lender may assign to one or more Eligible Assignees all or a portion of its interest, rights and obligations under this Agreement, with the consent, not to be unreasonably withheld, of the Administrative Agent and the Borrower; provided, that such consent of the Borrower (i) shall not be required if such assignment is made to an Approved Person, another Lender or an Affiliate or Approved Fund of a Lender and (ii) shall be deemed to have been given if the Borrower has not responded within five Business Days of a written request for such consent; provided, further, that the consent of the Borrower shall not be required to any such assignment during the continuance of any Event of Default described in paragraph (g) or (h) of Article VII.  After the Closing Date, each Lender may assign to one or more Eligible Assignees all or a portion of its interest, rights and obligations this Agreement, with the consent, not to be unreasonably withheld, of the Administrative Agent.

(c) (i) The amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 and increments of $1,000,000 in excess thereof, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement in respect of the Loans or Commitments so assigned, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable tax forms.  Upon acceptance and recording pursuant to paragraph (e) of this Section 9.05, from and after the effective date specified in each Assignment and Assumption, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.18 and 9.06, as well as to any Fees accrued for its account and not yet paid).

(d) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is (x) an Eligible Assignee and (y) legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.02(f) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (f).

(g) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12, 2.14 and 2.18 to the same extent as if they were Lenders (but, with respect to any particular participant and the amount of its participation, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or increasing or extending the Commitments).

(h) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.05, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee, assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.17.

(i) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(k) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.06 .  Expenses; Indemnity.  (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the syndication of the credit facility provided for herein and the preparation and administration of this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof (whether or not the transactions hereby or thereby contemplated shall be consummated), including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent, or (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or in connection with the Loans made hereunder, including the fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for Administrative Agent, and of other counsel for the Administrative Agent or any Lender.

(b) The Borrower agrees to indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses, including counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee (other than Taxes, Other Taxes or amounts that would be Other Taxes if imposed by the United States of America or any political subdivision thereof) arising out of, in any way connected with, or as a result of (i) the execution or delivery of the Commitment Letter, Fee Letter, this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or preparation of a defense in connection therewith, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment (a “Final Judgment”) to have resulted from the gross negligence or willful misconduct of such Indemnitee.  In the case of an investigation, litigation or other proceeding in which the indemnity in this Section applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or Seller or any of their respective Related Parties, and Indemnified Party or any other person or an Indemnified Party is otherwise party thereto and whether or not the Transactions are consummated.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 9.06, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, penalty or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 9.06 shall be payable not later than 15 days after written demand therefor.

SECTION 9.07 .  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section 9.07 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.08 .  Applicable Law.  THIS AGREEMENT  SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.09 .  Waivers; Amendment.  (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify (a) the pro rata requirements of Section 2.09, 2.11 or 2.15, (b) the provisions of Section 9.05(k), (c) the provisions of this Section 9.09, or (d) the definition of the term “Required Lenders”, without the prior written consent of each Lender or (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.05(i) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 9.10 .  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum

Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.10 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.11 .  Entire Agreement.  This Agreement , the Commitment Letter and the Fee Letter constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement.  Nothing in this Agreement, expressed or implied, is intended to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.12 .  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13 .  Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.14 .  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.04.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.15 .  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.16 .  Jurisdiction; Consent to Service of Process.  (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Article IX.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.17 .  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors who need to know such Information in connection with its role as Administrative Agent or Lender (as the case may be) hereunder (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners) (provided that, to the extent permitted by applicable law and practicable under the circumstances, such person will first inform the Borrower of any such request), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, to the extent permitted by applicable law, such person will promptly notify the Borrower of such requirement as far in advance of its disclosure as is practicable to enable the Borrower to seek a protective order and, to the extent practicable, such person will cooperate with the Borrower in seeking any such order), (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the enforcement of its rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.17, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any credit default swap or similar credit derivative transaction relating to the obligations of the Borrower under this Agreement, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.17.  For the purposes of this Section, “Confidential Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower.  Each of the Administrative Agent and the Lenders agrees that, except as expressly provided in this Section 9.17, it will use Confidential Information only in connection with its role as Administrative Agent or Lender (as the case may be) hereunder.

SECTION 9.18 .  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LABORATORY CORPORATION OF AMERICA HOLDINGS
by: /s/ William B. Hayes
Name: William B. Hayes
Title: Executive Vice President, Chief Financial Officer and Treasurer

CITIBANK, N.A., individually and as Administrative Agent and Lender by: /s/ Maureen P. Maroney
Name: Maureen P. Maroney
Title: Authorized Signatory

by: /s/ Maureen P. Maroney
Name: Maureen P. Maroney
Title: Authorized Signatory

SIGNATURE PAGE TO LABORATORY CORPORATION OF AMERICA HOLDINGS CREDIT AGREEMENT DATED AS OF THE DATE AND YEAR FIRST WRITTEN ABOVE

BARCLAYS BANK PLC

by: /s/ Noam Azachi
Name: Noam Azachi
Title: Assistant Vice President

SIGNATURE PAGE TO LABORATORY CORPORATION OF AMERICA HOLDINGS CREDIT AGREEMENT DATED AS OF THE DATE AND YEAR FIRST WRITTEN ABOVE

BANK OF AMERICA, N.A.

by: /s/ Zubin R. Shroff
Name: Zubin R. Shroff
Title: Vice President

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